Exhibit 99.1

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Introduction

On June 18, 2021, NGL Energy Partners LP (“we,” “us,” “our” or “the Partnership”) sold its 71.5% interest in Sawtooth Caverns LLC (“Sawtooth”) and associated assets to a group of buyers for total consideration of $70 million less estimated expenses of approximately $2.1 million. Sawtooth previously comprised a portion of the Partnership’s Liquids Logistics segment.

The following sets forth the unaudited pro forma condensed consolidated balance sheet of the Partnership as of March 31, 2021 and the unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2021. The unaudited pro forma condensed consolidated balance sheet gives pro forma effect only for the sale of Sawtooth as if it had occurred on March 31, 2021. The unaudited pro forma condensed consolidated statement of operations gives pro forma effect for the sale of Sawtooth as if it had occurred on April 1, 2020.

These unaudited pro forma condensed consolidated financial statements have been derived from the Partnership’s historical consolidated financial statements, which are included in its Annual Report on Form 10-K for the year ended March 31, 2021. These unaudited condensed consolidated financial statements should be read in conjunction with the Partnership’s historical financial statements and related notes thereto.

The following unaudited pro forma condensed consolidated financial statements are based on certain assumptions and do not purport to be indicative of the results that actually would have been achieved if the transactions described above had occurred on the dates indicated. Moreover, the accompanying unaudited pro forma condensed consolidated financial statements do not project the Partnership’s results of operations for any future date or period.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2021
(U.S. Dollars in Thousands)

	Historical NGL Energy Partners LP (As Reported)	Transaction Accounting Adjustments		Pro Forma NGL Energy Partners LP
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,829	$(1,697)	(A)	$71,032
		70,000	(B)
		(2,100)	(B)
Accounts receivable-trade, net	725,943	(1,254)	(A)	724,689
Accounts receivable-affiliates	9,435	—		9,435
Inventories	158,467	(1,658)	(A)	156,809
Prepaid expenses and other current assets	109,164	(159)	(A)	109,005
Total current assets	1,007,838	63,132		1,070,970
PROPERTY, PLANT AND EQUIPMENT, net	2,706,853	(120,629)	(A)	2,586,224
GOODWILL	744,439	—		744,439
INTANGIBLE ASSETS, net	1,262,613	(64,958)	(A)	1,197,655
INVESTMENTS IN UNCONSOLIDATED ENTITIES	22,719	—		22,719
OPERATING LEASE RIGHT-OF-USE ASSETS	152,146	(3,497)	(A)	148,649
OTHER NONCURRENT ASSETS	50,733	—		50,733
Total assets	$5,947,341	$(125,952)		$5,821,389
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$679,868	$(79)	(A)	$679,789
Accounts payable-affiliates	119	—		119
Accrued expenses and other payables	170,400	(567)	(A)	169,833
Advance payments received from customers	11,163	(2,787)	(A)	8,376
Current maturities of long-term debt	2,183	—		2,183
Operating lease obligations	47,070	(293)	(A)	46,777
Total current liabilities	910,803	(3,726)		907,077
LONG-TERM DEBT, net of debt issuance costs and current maturities	3,319,030	(5,000)	(A)	3,314,030

OPERATING LEASE OBLIGATIONS	103,637	(3,027)	(A)	100,610
OTHER NONCURRENT LIABILITIES	114,615	(1,582)	(A)	113,033
COMMITMENTS AND CONTINGENCIES

CLASS D PREFERRED UNITS	551,097	—		551,097

EQUITY:
General partner, representing a 0.1% interest	(52,189)	(61)	(C)	(52,250)
Limited partners, representing a 99.9% interest	582,784	(61,244)	(C)	521,540
Class B preferred limited partners	305,468	—		305,468
Class C preferred limited partners	42,891	—		42,891
Accumulated other comprehensive loss	(266)	—		(266)
Noncontrolling interests	69,471	(51,312)	(A)	18,159
Total equity	948,159	(112,617)		835,542
Total liabilities and equity	$5,947,341	$(125,952)		$5,821,389

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended March 31, 2021
(U.S. dollars in thousands, except unit and per unit amounts)

	Historical NGL Energy Partners LP (As Reported)	Transaction Accounting Adjustments		Pro Forma NGL Energy Partners LP

REVENUES	$5,227,023	$(12,523)	(D)	$5,214,500

COST OF SALES	4,493,822	(220)	(D)	4,493,602

OPERATING COSTS AND EXPENSES:
Operating	254,562	(7,867)	(D)	246,695
General and administrative	70,468	(114)	(D)	70,354
Depreciation and amortization	317,227	(9,652)	(D)	307,575
Loss on disposal or impairment of assets, net	475,436	(6)	(D)	475,430
Revaluation of liabilities	6,261	—		6,261
Operating Loss	(390,753)	5,336		(385,417)

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	1,938	—		1,938
Interest expense	(198,799)	206	(D)	(198,593)
Loss on early extinguishment of liabilities, net	(16,692)	—		(16,692)
Other expense, net	(36,503)	(3)	(D)	(36,506)
Loss From Continuing Operations Before Income Taxes	(640,809)	5,539		(635,270)

INCOME TAX BENEFIT	3,391	—		3,391
Net Loss From Continuing Operations	(637,418)	5,539		(631,879)
LESS: CONTINUING OPERATIONS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(632)	56	(D)	(576)
NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	(638,050)	5,595		(632,455)
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(93,364)	—		(93,364)
LESS: CONTINUING OPERATIONS NET LOSS ALLOCATED TO GENERAL PARTNER	731	(6)	(E)	725
NET LOSS FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(730,683)	$5,589		$(725,094)
BASIC AND DILUTED LOSS FROM CONTINUING OPERATIONS PER COMMON UNIT	$(5.67)			$(5.62)
BASIC AND DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	128,980,823			128,980,823

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

See “Introduction” for more information regarding the basis of presentation for these unaudited pro forma condensed consolidated financial statements.

Note 2 - Transaction Accounting Adjustments

The unaudited pro forma condensed consolidated financial statements reflect the impact of the following transaction accounting adjustments:

A.Represents the removal of the Sawtooth assets and liabilities from the balance sheet.
B.Represents the net cash proceeds received at closing from the sale of Sawtooth for total consideration of $70 million, less estimated expenses of approximately $2.1 million.
C.Represents the pro forma non-recurring loss on the sale that would have been recorded if the Partnership had completed the sale of Sawtooth on March 31, 2021.
D.Represents the pro forma effect of eliminating the results of operations of Sawtooth for the year ended March 31, 2021 from the presentation of continuing operations.
E.Represents our general partner’s interest in the transaction accounting adjustments related to the sale of Sawtooth for the year ended March 31, 2021.

Note 3 - Earnings per Unit

Basic earnings per unit is computed by dividing the net income (loss) by the weighted average number of units outstanding during a period. To determine net income (loss) allocated to each class of ownership, the Partnership first allocates net income (loss) in accordance with the amount of distributions made for the quarter by each class of units, if any. The remaining net income is allocated to each class of units in proportion to the weighted average number of units of such class outstanding for a period, as compared to the weighted average number of units outstanding for all classes for the period, with the exception of net losses. Net losses are allocated only to the common units.